Exhibit 99.2

Investor Relations Contact

Michelle Ahlmann, 650.603.5200

Public Relations Contact

Dave Peterson, 650.603.5200

MERCURY INTERACTIVE CORPORATION COMMENCES CONSENT SOLICITATIONS FROM CONVERTIBLE NOTE HOLDERS

MOUNTAIN VIEW, CALIF., — OCTOBER 7, 2005— Mercury Interactive Corporation announced today that it is soliciting consents from the holders of its $300 million aggregate principal amount of outstanding 4.75% Convertible Subordinated Notes due 2007 and from the holders of its $500 million aggregate principal amount of outstanding Zero Coupon Senior Convertible Notes due 2008. In each case, Mercury is requesting a limited waiver, until March 31, 2006, of any default or event of default arising from Mercury’s failure to file with the Securities and Exchange Commission and furnish to the holders of notes, those reports required to be filed under the Securities Exchange Act of 1934. Holders of the notes are referred to Mercury’s Consent Solicitation Statements dated October 7, 2005 and the related Letters of Consent for the detailed terms and conditions of the consent solicitations.

Mercury is offering a consent fee of $15 for each $1,000 in principal amount of 4.75% Convertible Subordinated Notes due 2007 and $75 for each $1,000 in principal amount of Zero Coupon Senior Convertible Notes due 2008, in each case to which the holder of such notes provides a consent. The record date for determining the holders who are entitled to consent is October 7, 2005. Approval of the proposed waivers requires the consent of a majority of the holders of the principal amount of the outstanding securities of each such series.

The consent solicitations will expire at 5:00 p.m., Eastern Daylight Time in the United States, on October 18, 2005, unless extended. Holders may tender their consents to the Tabulation Agent as described below at any time before the expiration date. However, after consents are received from the requisite majority of holders of any series of securities, Mercury will execute a supplemental indenture and thereafter the consents related to that series may not be revoked unless Mercury fails to pay the required consent fee.

Mercury has retained MacKenzie Partners, Inc. to serve as its Tabulation Agent for the consent solicitation. Questions concerning the terms of the consent solicitation and requests for documents should be directed to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Attention: Jeanne Carr or Simon Coope, (212) 929-5500 (call collect) or (800) 322-2885 (toll-free). Mercury has also retained Chanin Capital Partners as a financial advisor for the consent process.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitations are being made solely pursuant to

Mercury Interactive Corporation Commences Consent Solicitations from Convertible Note Holders	Page 2

Mercury’s Consent Solicitation Statements dated October 7, 2005 and the related Letters of Consent. Notwithstanding Mercury’s intention to seek waivers, no assurance can be given that an event of default under the indentures will not occur in the future.

ABOUT MERCURY

Mercury Interactive Corporation (NASDAQ: MERQE), the global leader in business technology optimization (BTO) software, is committed to helping customers optimize the business value of information technology. Founded in 1989, Mercury conducts business worldwide and is one of the largest enterprise software companies today. Mercury provides software and services for IT Governance, Application Delivery, and Application Management. Customers worldwide rely on Mercury offerings to govern the priorities, processes and people of IT and test and manage the quality and performance of business-critical applications. Mercury BTO offerings are complemented by technologies and services from global business partners. For more information, please visit www.mercury.com.

FORWARD LOOKING STATEMENTS

The press release contains “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties concerning Mercury’s expected financial performance, as well as Mercury’s future business prospects and product and service offerings. Mercury’s actual results may differ materially from the results predicted or from any other forward-looking statements made by, or on behalf of, Mercury and reported results should not be considered as an indication of future performance. Potential risks and uncertainties include, among other things: 1) the results of the Special Committee investigation, 2) expectations as to the timing of the completion of the Special Committee investigation, the Company’s review, restatement and filing of its historical financial statements and the filing of its Form 10-Q for the second and third quarters of fiscal year 2005, 3) the impact related to the expensing of stock options and stock purchases under Mercury’s employee stock purchase program under Financial Accounting Standards Board’s Statement 123 including, without limitation, the impact of the restatement, 4) the possibility that the trustee for the Notes or the holders of at least 25% of the outstanding principal amount of the Notes may, following expiration of a 60 day cure period, cause acceleration of repayment of the entire principal amount and accrued interest on the Notes, 5) the nature and scope of the ongoing SEC investigation, 6) the possibility that the Company will not file its quarterly reports on Form 10-Q for the periods ended June 30, 2005 and September 30, 2005 and all required restated and other financial statements for previous periods and that the Nasdaq Listing Qualifications Panel may not grant the Company’s request for a further extension to regain compliance with Nasdaq listing qualifications, in which case the Company’s common stock would be delisted from the Nasdaq National Market, and 7) the additional risks and important factors described in Mercury’s SEC reports, including the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which is available at the SEC’s website at http://www.sec.gov. All of the information in this press release is made as of October 7, 2005, and Mercury undertakes no duty to update this information.

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Mercury, Mercury Interactive and the Mercury logo are trademarks of Mercury Interactive Corporation and may be registered in certain jurisdictions. Other product and company names are used herein for identification purposes only, and may be trademarks of their respective companies.

MERCURY INTERACTIVE CORPORATION

379 N. Whisman Road

Mountain View, CA 94043

Tel: (650) 603-5200 Fax: (650) 603-5300

www.mercury.com